Exhibit 10.2
CONSULTING AGREEMENT
THIS AGREEMENT, with an effective date of March 30, 2009, is by and between Cardiac Science Corporation (the “Company”) and John R. Hinson (“Hinson”). Hinson has voluntarily resigned from his position as President and Chief Executive Officer of the Company. This resignation shall be effective March 30, 2009.
The Parties desire to enter into this consulting agreement to ensure continuity during the transition to a new CEO and to retain access to Hinson’s skills and relationships resulting from his ten years of unique experience with the Company.
1. SERVICES
Commencing March 31, 2009 and continuing through March 30, 2010 (the “Consultancy Period”), the Company agrees to retain Hinson as a consultant.
During the Consultancy Period, Hinson agrees to assist the Company’s new President and Chief Executive Officer in transitioning to his new role and to perform such other duties as are assigned to him from time to time by the Chairman of the Board of Directors or his designee (the “Services”). Without either requiring such activities to be performed, or limiting the scope of any potential activities that may be assigned by the Chairman or his designee, the Services may include the following:
a.	maintaining relationships with important customers and key partners;

b.	transferring industry-related board memberships;

c.	supporting the company with respect to employee matters;

d.	providing industry and competitive perspective;

e.	participating in business development activities;

f.	performing strategic planning and analysis; and

g.	offering background and historical context for various issues.
2. NONCOMPETITION CONSIDERATION, CONSULTING FEES AND BENEFITS
In consideration for the promises in Section 6 below, the Company shall pay Hinson an initial lump sum payment of $10,000, plus a set of twelve payments totaling $180,000 to be paid in 12 equal monthly payments of $15,000 (collectively, this $190,000 shall be referred to herein as the “Noncompetition Consideration”). In consideration for the Services, the Company shall pay Hinson $250 for each hour of the Services (the “Hourly Fee”). All payments made under this Agreement will be subject to applicable taxes and withholdings. No later than the 25th of each month, Hinson will provide the Company with a statement of time and a description of activity for all services performed over the previous 30 days. The Company will pay the initial lump sum component of the Noncompetition Consideration on or before May 31, 2009. The Company will pay the monthly component of the Noncompetition Consideration and the Hourly Fee on the last day of each month.
The Company will pay Hinson all accrued and unused vacation pay on or before April 15, 2009. Hinson will not accrue vacation pay during the Consultancy Period and except as otherwise provided herein and except as otherwise provided under any applicable Cardiac Science Employee Stock Option Plan, during the Consultancy Period, Hinson will not be eligible for any other compensation or employment-related benefits. Notwithstanding any provision of a plan or policy to the contrary, Hinson hereby waives any and all rights to such other compensation and employment-related benefits.
3. EXPENSES
The Company shall reimburse Hinson for his reasonable expenses incurred in performing services rendered at the direction of the Company. In addition, during the term of this agreement, Hinson will be permitted to continue to use his Company-owned computer and Blackberry device, with related expenses to be paid by the Company, to assist with fulfilling his obligations under this agreement. Hinson will provide the Company with receipts or other documentation for all expenses submitted for reimbursement. Payment by Company shall be due within 15 days of receipt of each invoice. Without limitation on the foregoing, any reimbursement payment made under this Section 3 shall be made in accordance with applicable Company policies and procedures for such reimbursements and within 30 days after the month during which the expense was incurred.
4. TERM AND TERMINATION
This Agreement will become effective on March 31, 2009 and will continue until March 30, 2010, provided, however, that the Company may terminate the Agreement prior to March 30, 2010 upon 20 days written notice if, at any time, (a)(i) Hinson willfully and materially fails to provide, within a reasonable time frame, services requested by the Chairman of the Board of Directors or his designee or (ii) Hinson materially violates Section 6 of this Agreement or his Quinton Instrument Company Non-Disclosure Agreement; and (b) Hinson does not cure any such failure or violation within 20 days of receipt of such written notice. Any such early termination, if not subsequently cured as provided herein, shall be deemed effective upon Hinson’s receipt of such written notice of termination. Hinson’s obligations under Section 6 of this Agreement shall continue through March 30, 2010 notwithstanding any early termination of this Agreement.

5. OUTSTANDING EQUITY AWARDS
     5.1 Restricted Stock Units
Hinson and the Company are parties to a certain restricted stock unit agreement dated March 7, 2008, under which 22,500 unvested restricted stock units are scheduled to vest in three equal parts of 7,500 units each on March 7, 2010, March 7, 2011 and March 7, 2012. In consideration for the promises herein by Hinson, the Company agrees to accelerate the vesting date of such 22,500 restricted stock units to March 30, 2009.
     5.2 Stock Options
Any non-vested stock options will be cancelled on March 30, 2009. Any vested unexercised stock options will be cancelled as of 5:00 PM Pacific Time on June 30, 2009.
6. EXCLUSIVITY AND NON-COMPETITION
     6.1 Non-Competition and Non-Solicitation
During the Consultancy Period, Hinson shall not, directly or indirectly, and whether or not for compensation, either on his own behalf or as an employee, officer, agent, consultant, director, owner, partner, joint venturer, shareholder, investor, or in any other capacity (except when acting for the benefit of the Company pursuant to this Agreement), knowingly:
          (a) accept or solicit investment capital, directly or indirectly, from any individual or entity, or from an officer, partner, or principal of any entity, from which the Company has accepted investment capital, or with which, prior to March 30, 2009, the Company has held serious discussions regarding the possibility of securing investment capital (“Investors or Prospective Investors”) if such acceptance or solicitation would be competitive with or otherwise harmful to the Company’s interests; or
          (b) accept or solicit business from, any individual or entity that is a customer or client of the Company if such acceptance or solicitation would be competitive with or otherwise harmful to the Company’s own business relationship or anticipated business relationship with such customer or client; or
          (c) accept or solicit business from any purchaser in any market sector, segment, or group that the Company has solicited, targeted, or accepted business from or has actively planned to solicit, target, or accept business from if such acceptance or solicitation would be competitive with or otherwise harmful to the Company’s interests;

          (d) assist in any way, whether as an employee, officer, agent, consultant, director, owner, partner, joint venturer, shareholder, investor, or in any other capacity, any person or entity whose activities are competitive with or otherwise harmful to the Company’s own business activities; or
          (e) enter into or propose to enter into any business arrangement with any entity with which the Company was involved in substantially the same business arrangement, or with which the Company has held discussions regarding the possibility of entering into such an arrangement, if such arrangement would be competitive with or otherwise harmful to the interests of the Company; or
          (f) solicit, induce, or attempt to induce any employee or consultant of the Company to leave such employment or relationship; or
          (g) induce, attempt to induce, assist or participate in, any attempt to purchase, acquire, or merge with the Company or any part of the Company; or
          (h) otherwise engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any Competing Business. For purposes of subpart (h) of this paragraph, Hinson will not be considered to be connected with any Competing Business solely on account of ownership of less than five percent of the outstanding capital stock or other equity interests in any Competing Business.
     6.2 Competing Business
“Competing Business” means any business whose efforts are in competition with the efforts of the Company. A Competing Business includes any business whose efforts involve any research and development, products or services in competition with products or services which are, before or during the Consultancy Period, (a) produced, marketed or otherwise commercially exploited by the Company (b) in actual research or development by the Company or (c) planned for future research and development by the Company, as demonstrated by objective evidence, such as budget allocations, work assignments, hiring decisions, planning documents, or other similar documentation.
     6.3 Venue and Jurisdiction
In any action brought to enforce, or remedy of a breach of, this Section 6, Hinson consents to the exclusive jurisdiction of the state or federal courts located in Seattle, Washington.

     6.4 Construction
This Section 6 shall be enforced to the fullest extent permitted by applicable law. If for any reason any provision of this Section 6 is held to be invalid or unenforceable to any extent, then (a) such provision will be interpreted, construed or reformed to the extent reasonably required to render the same valid, enforceable and consistent with the original intent underlying such provision, and (b) such invalidity or unenforceability will not affect any other provision of this Agreement or any other agreement between the Company and Hinson. If the invalidity or unenforceability is due to the unreasonableness of the scope or duration of the provision, the provision will remain effective for such scope and duration as may be determined to be reasonable. The failure of the Company to insist upon or enforce strict performance of any other provisions of this Agreement or to exercise any of its rights or remedies under this Agreement will not be construed as a waiver or a relinquishment to any extent of the Company’s rights to assert or rely on any such provision, right or remedy in that or any instance; rather, the same will be and remain in full force and effect.
     6.5 Reaffirmation of Quinton Instrument Company Non-Disclosure Agreement
Hinson expressly reaffirms and incorporates herein as part of this Agreement the Quinton Instrument Company Non-Disclosure Agreement, dated March 31, 1998, which Hinson signed as part of his employment with the Company and which shall remain in full effect.
     6.6 Essence of the Agreement; Penalty for Breach
Hinson acknowledges that the restrictions of this Section 6 are the essence of the consideration provided by Hinson to induce the Company to enter into this Agreement. Hinson further acknowledges that the restrictions of this Section 6 are of very special and extraordinary value to the Company, and that breach by Hinson of any part of this Section 6 will cause the Company immediate and irreparable injury. Hinson therefore agrees that in the event he were to materially breach any provision of this Section 6, (a) all future Noncompetition Consideration payment obligations by the Company under Section 2 of this Agreement shall immediately be canceled; (b) Hinson shall repay to the Company all Noncompetition Consideration previously paid to him under Section 2; and (c) Hinson shall forfeit to the Company the 22,500 stock shares acquired through accelerated vesting of RSUs pursuant to Section 5.1 of this Agreement. The liquidated damages of this subpart 6.6 will be the exclusive damages remedy against Hinson for his breach of Section 6, but the Company will retain all rights to pursue equitable remedies, including temporary or permanent injunctive relief against any breach or threatened breach by Hinson.

7. MISCELLANEOUS
A.	Tax Withholding and Reporting: Company is entitled to deduct and withhold from the payments made under this Agreement any taxes as required by any applicable law or regulation and to report any payments made under this Agreement to applicable taxing authorities in accordance with applicable law.

B.	Section 409A: The parties intend that this Agreement be exempt from the requirements of Section 409A to the maximum extent possible. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intention. Notwithstanding the foregoing, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from Hinson or any other individual to the Company or any of its affiliates, employees or agents.

C.	No Assignment: This Agreement is not assignable by Hinson without the prior written consent of Company. The Company may assign its rights under this Agreement to any successor or affiliate of the Company and, in the event of a Change of Control occurring prior to March 30, 2010, the Company agrees to take all possible steps to require the surviving entity following such Change of Control to assume the rights and obligations of this Agreement. Should such assignment not be possible for whatever reason, all amounts due to Hinson under this agreement will be paid immediately and Hinson shall be released from any further obligation to provide the Services, but shall not be released from his obligations under Section 6.

For purposes of this paragraph, “Change of Control” means (a) a merger or consolidation of the Company with or into any other company, entity or person or (b) a sale, lease, exchange or other transfer in one transaction or a series of transactions undertaken with a common purpose of all or substantially all of the Company’s then outstanding securities or all or substantially all of the Company’s assets; provided, however, that a Change of Control shall not include a Related Party Transaction. A Change of Control shall also include (i) the purchase of a significant portion of the Company’s common stock without approval of a majority of the Company’s incumbent directors and (ii) a successful proxy contest, which is stated in terms of the board becoming composed of a majority of persons that are not incumbent directors (or appointed or nominated by incumbent directors).

D.	No Waivers: No failure by either party to exercise any power given it under this Agreement, or to insist upon strict compliance by the other party of any obligation hereunder, and no custom or practice of the parties at variance with the terms of this Agreement will constitute a waiver of the party’s right to demand exact compliance with the terms hereof.

E.	Choice of Law: This Agreement shall be deemed to have been negotiated and executed in Seattle, Washington and will be governed and construed in accordance with the laws of the State of Washington.

F.	Modification: This Agreement cannot be altered or modified except by a writing signed by both parties.

G.	Entire Agreement: This Agreement constitutes the entire understanding and agreement of the parties, and no representations, documents, promises or agreements, oral or otherwise, trade usage, or course of conduct between the parties not embodied herein or therein will be of any force or effect.

     IN WITNESS WHEREOF, the parties by their duly authorized representative have executed this Agreement as of the date hereinafter set forth.

Cardiac Science Corporation		John R. Hinson

By:	/s/ Ruediger Naumann - Etienne	/s/ John R. Hinson

Its	Chairman of the Board of Directors
Date:	3/26/09	Date:	3/25/09

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